EXHIBIT 10.5

Elevance Health
Executive Salary Continuation Plan

Amended and Restated Effective June 28, 2022

EXHIBIT 10.5
Article 1: Definitions
Capitalized terms used in the Plan have the following meanings:

1.1    “Authorized Health Care Provider” means a person who is licensed to practice medicine and such other persons as are included by operation of state law. In no circumstances will a family member of an executive be an Authorized Health Care Provider for purposes of that executive’s claim for benefits under this Plan.
1.2    “Employer” means Elevance Health, Inc. (f/k/a Anthem, Inc.) (“Elevance Health”) and its subsidiaries and affiliates.
1.3     “Leave of Absence Team” or “LOA Team” means the division of HRSolutions to which the Employer has delegated operational responsibility for the Plan.
1.4    “Participant” means an individual with an Elevance Health title of Vice President or above who has completed 90 days of active employment (at any level). In no event will an executive be eligible for benefits under this Plan if he or she is eligible to receive disability benefits under another plan, contract, or other employment arrangement offered by the Employer. A Participant’s coverage under the Plan ends upon the date his or her employment with the Employer terminates for any reason unless the Participant is receiving benefits under the Plan at the time of the termination of employment.
1.5    “Plan” means this Elevance Health Executive Salary Continuation Plan (f/k/a the Anthem, Inc. Executive Salary Continuation Plan), as now in effect and as hereafter amended from time to time. The Plan was originally adopted effective January 1, 2006, and was last amended and restated effective December 2, 2014.
1.6    “Disability” means a medical or behavioral health condition which is not work related, which continues for more than seven consecutive days, and which results in a Participant’s inability to perform the essential duties of his or her job. The Employer will establish such reasonable procedures as in its discretion it deems appropriate to determine whether a Disability exists under the terms of the Plan. These procedures may include review of medical records by the LOA Team or its designee.
1.7    “Disability Absence” means a leave of absence for which salary continuation is provided under the terms of this Plan.
1.8    “New Period of Disability” means (1) when an Participant returns to work from a Disability Absence for at least one full business day and later qualifies for benefits under this Plan due to an unrelated condition; or (2) when an Participant returns to work from a Disability Absence for 90 or more days and subsequently begins another Disability Absence, whether or not for the same or a related condition.
1.9    “Recurrent Disability” means (1) when an Participant returns to work after a Disability Absence without exhausting the 180-day maximum benefit under this Plan and again becomes disabled from the same or a related condition within 90 calendar days of the end of the prior Disability Absence; (2) when an Participant incurs additional absences within 90 calendar days of a prior return to work as a result of the same or a related condition; or (3) when a subsequent period of Disability begins for an unrelated condition before the Participant completes one full day of work following the prior Disability Leave.

EXHIBIT 10.5
Article 2: Plan Benefits

2.1     Filing a Claim for Benefits

To begin the process for obtaining benefits under the Plan, a Participant must notify the Leave of Absence Team of his or her disability and request a claim form. This step is called the Initial Notice. A Participant may appoint an authorized representative to make the Initial Notice and/or to take any other actions on his or her behalf.

The Participant must return the completed claim form to the LOA Team within 21 calendar days of the Initial Notice. Failure to return the completed claim form within this time period will result in a denial of benefits unless the Participant submits credible evidence that the delay was reasonable due to circumstances beyond his or her control.

Benefits may be provided retroactively for a period of leave that occurred up to 30 calendar days prior to the Initial Notice to the LOA Team. Benefits are not available for portions of leaves that occurred more than 30 days prior to the Initial Notice.

2.2    The Claim Determination Process

The LOA Team reviews the completed claim form and determines whether it contains sufficient information to approve or deny benefits. The LOA Team requires a certification substantiating the necessity and anticipated duration of the leave from an Authorized Health Care Provider who is treating the Participant for the condition for which the benefits are requested. The LOA Team may require such additional medical records and/or a second or third medical opinion from an Authorized Health Care Provider of its choice as it deems appropriate to determine a claim. In reaching a decision, the LOA Team will consider the diagnosis and nature of health care being received.

To receive benefits under the Plan, a Participant must have a non-work related total disability that lasts at least eight full consecutive days, or a partial disability as explained in Section 2.3. For the purposes of this Plan, a total disability is a condition which renders the Participant unable to perform substantially all of the normal duties of his or her job. Unless an exception is warranted due to reasonable cause, to qualify for benefits the Participant must receive treatment for the disabling condition within seven days of the last day worked and receive continuing treatment thereafter for the condition. In all cases, for benefits to be received, the effect of the care must be of demonstrable medical value for the disabling condition to effectively attain and/or maintain maximum medical improvement. Maximum medical improvement is the level at which, based on reasonable medical probability, further material recovery from, or lasting improvement to, an injury or sickness can no longer be reasonably anticipated.

A complete claim form accompanied by a provider certification and any other necessary medical information will be approved or denied within 45 days of receipt. In the event an incomplete claim is submitted, meaning that additional information is needed, the LOA Team will notify the Participant of the additional information or documentation necessary to make a decision. Notice to the Participant of the need for additional information will suspend the running of the 45-day decision period. The 45-day decision period will begin running again when the LOA Team receives the additional information. The LOA Team will provide up to two 30-day periods for submission of the necessary information. If sufficient information is not submitted within that time period for the LOA Team to make a decision on the claim, the claim is treated as denied.

EXHIBIT 10.5
When a claim for Disability benefits is approved, the Participant is notified of the duration of the approved benefit period. When a claim is denied, the Participant is notified of the reason for the denial, including a description of any additional material or information necessary for the claim to be approved, with an explanation of why such additional information or material is necessary.

Additionally, if an internal rule, guideline, protocol or other criterion was relied upon in making the denial decision, that criterion will either be included in the denial notice or the notice will state that such a criterion was relied upon and is available without charge to the Participant upon request.

2.3    Commencement and Duration of Benefits

The Plan provides Participants with benefits under the Plan beginning on the eighth consecutive day of an absence due to a Disability. If a Participant does not remain completely disabled during the seven day waiting period, he or she will not qualify for benefits under the Plan. During this waiting period, the Participant will be required to use any available PTO time or other supplemental disability time during the waiting period to the extent consistent with applicable law.
When a claim for Disability benefits is approved, the approval notice will define the period of approved benefits. The benefit period will be determined based on the certification received from the Authorized Health Care Provider, the nature and expected duration of the disability and other relevant factors.

If the Disability continues past the initial period of approved benefits, the Participant may file a claim for an extension of benefits, together with a certification from an Authorized Health Care Provider in support of the extension. Claims for extension are due within fourteen days of (1) the expiration of the previously approved benefit period, or (2) notice of approval of the prior benefit period, whichever occurs later. Claims for extension will be reviewed and determined in accordance with the process set forth in Section 2.2 above.

The maximum duration of benefits under the Plan is 180 calendar days, inclusive of the seven day waiting period. Partial days are counted as whole days for the purpose of computing the 180 day maximum. If the Participant continues to be disabled after 180 days and has elected coverage under the Employer’s Long Term Disability Plan, he or she may begin to receive benefits under that plan upon exhaustion of Disability benefits and approval of the long term disability claim.

Recurrent Disabilities are treated as extensions of the first Disability Absence. Satisfaction of the waiting period for the first period of Disability applies to Recurrent Disabilities, so benefits may commence without a waiting period. A single 180-day maximum benefit period applies to an initial Disability Absence and all Recurrent Disabilities. The LOA Team determines in its discretion whether a subsequent condition is the same as or related to the initial condition.

For a New Period of Disability, a new waiting period will be imposed before Disability benefits commence, and a new 180-day maximum benefit period will apply.

2.4    Benefit Levels

The benefit for total disability under the Plan consists of 100% of weekly base salary. Benefits will be reduced to the extent they are duplicated by benefits from other payors, including without limitation severance and state disability programs.

EXHIBIT 10.5

To receive benefits for a partial disability, a Participant must first have a period of total disability which meets the criteria set forth in Section 2.2, including a duration of at least eight consecutive days. This eight-day period cannot be satisfied with days of partial attendance.

Following the period of total disability, the Authorized Health Care Provider who is treating the disabling condition must provide proof satisfactory to the LOA Team that the Participant is unable to perform substantially all of the normal duties of his or her job for a portion of the period that comprises his or her normal weekly work schedule. The Authorized Health Care Provider must submit in writing to the LOA Team the number of hours which the Participant can work or a weekly reduced set schedule.

The partial disability period must begin within 30 calendar days of the date a covered total disability ends and while the Participant is eligible for benefits under the Plan.

Unless an exception is warranted due to reasonable cause, during the partial disability period the Participant must receive continuing treatment for the disabling condition. In all cases, for benefits to be received, the effect of the care must be of demonstrable medical value for the disabling condition to effectively attain and/or maintain maximum medical improvement. Maximum medical improvement is the level at which, based on reasonable medical probability, further material recovery from, or lasting improvement to, an injury or sickness can no longer be reasonably anticipated.

If the Employer can reasonably accommodate a Participant’s restrictions due to a disability to permit the Participant to return to work, the Participant will not be eligible for benefits under the Plan and will be expected to return to work.

2.5    Exclusions

This Plan does not provide benefits for a disability caused by or resulting from any of the following:

•War, declared or undeclared, or any act of war;
•Active participation in a riot or insurrection;
•Participation in the commission of a felony;
•Any cause which does not require the regular care and attendance of an Authorized Health Care Provider;
•Any illness or injury for which Worker’s Compensation benefits are payable, whether related to current or past employment;
•Cosmetic procedures, plastic surgery, reconstructive surgery, or any other treatment or care connected with or incidental to treatment that is primarily intended to improve the Participant’s appearance. Benefits are provided for disabilities that result from treatment that is intended to restore bodily function, however, or to correct a deformity resulting from disease, accidental injury, birth defects, or prior therapeutic processes.

2.6    Termination of Benefits

Disability benefits will end when the first of the following occurs: (1) the disability ends; (2) the 180-day maximum benefit is exhausted as set forth above; (3) the Participant’s coverage under the Plan ends as set forth in Article I, 1.4.

EXHIBIT 10.5

Article 3: Privacy Rights

The Employer or its designee will need to access personal information, including medical information, in order to administer benefits under the Plan. The use and disclosure of medical information is performed in accordance with applicable laws.

Article 4: General Provisions

4.1    Amendment or Termination of the Plan

Elevance Health has the right to amend or terminate the Plan at any time.

4.2    Non-Alienation and Assignment

No benefit under this Plan shall be subject to anticipation, sale, assignment, transfer, encumbrance, pledge, charge, attachment, garnishment, execution, or any other voluntary or involuntary alienation.

4.3    Successors and Assigns

This Plan shall be binding upon the successors and assigns of Elevance Health.